Exhibit 99.1

Fidelity National Financial, Inc. Prices $450 Million of 4.50% Senior Notes Due 2028
Jacksonville, Fla. -- (August 8, 2018) -- Fidelity National Financial, Inc. (NYSE:FNF) today announced that it has priced an issuance of $450 million of its 4.50% senior notes due August 15, 2028 (“Senior Notes”). The Senior Notes were priced at 99.252% to yield 4.594% to maturity. The Senior Notes will pay interest semi-annually on the 15th of February and August, beginning February 15, 2019, and mature on August 15, 2028.

FNF intends to use the net proceeds of the issuance of the Senior Notes to cash-settle its outstanding 4.25% convertible senior notes maturing in August 2018 upon conversion thereof, repay borrowings under its revolving credit facility and the remainder for general corporate purposes.

The offer and sale of the Senior Notes has not been registered under the Securities Act of 1933, as amended, or any other securities laws, and the Senior Notes may not be offered or sold in the United States or to U.S. persons absent registration or an applicable exemption from registration requirements. This press release does not constitute an offer to sell or the solicitation of an offer to buy the Senior Notes. All offers of the Senior Notes will be made only by means of a private offering memorandum.

FNF - G

SOURCE: Fidelity National Financial, Inc.